    As filed with the Securities and Exchange Commission on on November 24, 1999
                 Registration No. 333-14241, 333-12095, 333-02889, and 333-00779
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        POST EFFECTIVE AMENDMENT NO. 2 TO

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                  ADAPTEC, INC.
               (Exact name of issuer as specified in its charter)


                  DELAWARE                         94-2748530
          ------------------------        ------------------------------------
          (State of Incorporation)        (I.R.S. Employer Identification No.)

                          691 South Milpitas Boulevard
                           Milpitas, California 95035
                    (Address of principal executive offices)

                           1990 DIRECTORS' OPTION PLAN
                                 1990 STOCK PLAN
                                 1999 STOCK PLAN
            DATA KINESIS, INC. 1996 STOCK OPTION/STOCK ISSUANCE PLAN
                            (Full title of the Plan)

                               ROBERT N. STEPHENS
                      President and Chief Executive Officer
                                  ADAPTEC, INC.
                          691 South Milpitas Boulevard
                           Milpitas, California 95035
                                 (408) 945-8600
            (Name, address and telephone number of agent for service)


                                   COPIES TO:
                           HENRY P. MASSEY, JR., ESQ.
                        Wilson Sonsini Goodrich & Rosati
                            Professional Corporation
                               650 Page Mill Road
                        Palo Alto, California 94304-1050
                                 (650) 493-9300


===================================================================================================================================
                         CALCULATION OF REGISTRATION FEE
===================================================================================================================================
                                                                           PROPOSED               PROPOSED
                                                                           MAXIMUM                MAXIMUM
                                                   AMOUNT                 OFFERING               AGGREGATE             AMOUNT OF
           TITLE OF SECURITIES                     TO BE                    PRICE                OFFERING            REGISTRATION
            TO BE REGISTERED                     REGISTERED               PER SHARE                PRICE                 FEE
----------------------------------------- ------------------------- ---------------------- ---------------------- -----------------
 Common Stock
   $0.001 par value, to be issued
   under 1990 Stock Plan..............              N/A*                     N/A*                   N/A*                 N/A*
========================================= ========================= ====================== ====================== =================

* No additional securities are to be registered, and registration fees were paid upon filing of the original Registration Statement Nos. 333-14241, 333-12095, 333-02889, and 333-00779. Therefore, no further registration fee is required.

                        EXPLANATORY NOTE WITH RESPECT TO
                         POST-EFFECTIVE AMENDMENT NO. 1

         The Post-Effective Amendment No. 1 ("Amendment No. 1") to certain Registration Statements on Form S-8 (File Nos. 333-14241, 333-12095, 333-02889 and 333-0077 ) (the "Registration Statements") was filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the "Securities Act") by Adaptec, Inc., a Delaware corporation ("Adaptec Delaware" or the "Company"), which is the successor to Adaptec, Inc., a California corporation ("Adaptec California"), following a statutory merger effective on March 12, 1998 (the "Merger") for the purpose of changing Adaptec California's state of incorporation. Prior to the Merger, Adaptec Delaware had no assets or liabilities other than nominal assets or liabilities. In connection with the Merger, Adaptec Delaware succeeded by operation of law to all of the assets and liabilities of Adaptec California. The Merger was approved by the shareholders of Adaptec California at a meeting for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         Except as modified by Amendment No. 1 (including modifications resulting from the incorporation of documents by reference), Adaptec Delaware, by virtue of Amendment No. 1, expressly adopted the Registration Statements as its own registration statements for all purposes of the Securities Act and the Exchange Act.

                        EXPLANATORY NOTE WITH RESPECT TO
                         POST-EFFECTIVE AMENDMENT NO. 2

         On September 9, 1999, the Stockholders (the "Stockholders") of Adaptec, Inc. approved the Company's 1999 Stock Plan and authorized for issuance thereunder (a) 1,000,000 shares of Common Stock plus (b) any shares of Common Stock reserved but ungranted under the Company's 1990 Stock Plan as of the date of Stockholder approval plus (c) any shares of returned to the 1990 Stock Plan after the date of Stockholder approval of the 1999 Stock Plan as a result of termination of options under the 1990 Stock Plan. Upon Stockholder approval of the 1999 Stock Plan, the 1990 Stock Plan was terminated with respect to new option grants. This Post-Effective Amendment No. 2 registers for issuance under the 1999 Stock Plan any shares previously registered for issuance under the 1990 Stock Plan which become available for issuance under the 1999 Stock Plan as a result of termination of options granted under the 1990 Stock Plan.

           PART II: INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INFORMATION INCORPORATED BY REFERENCE

         In addition to the documents already incorporated by reference into the Registration Statements, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability
(i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

         The Company's Bylaws provide that the Company shall indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by law. The Company's Bylaws also permit the Company to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Company would have the power to indemnify him or her against such liability under the General Corporation Law of Delaware. The Company currently has secured such insurance on behalf of its officers and directors.

         The Company has entered into agreements to indemnify its directors and officers, in addition to indemnification provided for in the Company's Bylaws. Subject to certain conditions, these agreements, among other things, indemnify the Company's directors and officers for certain expenses (including attorney's fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company.

ITEM 8. EXHIBITS

            5.1 Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

           23.1    Consent of Independent Accountants

           23.2    Consent of Wilson Sonsini Goodrich & Rosati (see Exhibit 5.1)

ITEM 9. UNDERTAKINGS

(A) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.


                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (B) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporations Law, the Restated Articles of Incorporation of the Registrant, the Bylaws of the Registrant, Indemnification Agreements entered into between the Registrant and its officers and directors, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on the 22nd day of October, 1999.

                                         ADAPTEC, INC.

                                         By: /s/ Robert N. Stephens
                                             ----------------------
                                             Robert N. Stephens
                                             PRESIDENT, CHIEF EXECUTIVE OFFICER
                                             AND DIRECTOR

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      NAME                                           TITLE                                DATE

/s/ Robert N. Stephens                            President, Chief Executive Officer and            October 22, 1999
------------------------------------------------- Director
Robert N. Stephens



/s/ Andrew J. Brown                               Vice President, Chief Financial Officer           October 22, 1999
------------------------------------------------- and Assistant Secretary (Principal
Andrew J. Brown                                   Financial Officer)



/s/ Kenneth B. Arola                              Vice President and Corporate Controller           October 22, 1999
------------------------------------------------- (Principal Accounting Officer)
Kenneth B. Arola



/s/ John G. Adler                                 Director                                          October 22, 1999
-------------------------------------------------
John G. Adler



                                                  Chairman of the Board and Director                October __, 1999
-------------------------------------------------
Laurence B. Boucher



/s/ Carl J. Conti                                 Director                                          October 23, 1999
-------------------------------------------------
Carl J. Conti



                                                  Director                                          October __, 1999
-------------------------------------------------
John East



                                                  Director                                          October __, 1999
-------------------------------------------------
Ilene H. Lang



/s/ Robert J. Loarie                              Director                                          October 29, 1999
-------------------------------------------------
Robert J. Loarie



/s/ B. J. Moore                                   Director                                          October 24, 1999
-------------------------------------------------
B. J. Moore



/s/ W. Ferrell Sanders                            Director                                          October 23, 1999
-------------------------------------------------
W. Ferrell Sanders



/s/ Phillip E. White                              Director                                          October 22, 1999
-------------------------------------------------
Phillip E. White